[LOGO]  PRICE ENTERPRISES, INC.
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        4649 MORENA BLVD., SAN DIEGO, CA 92117 (619) 581-4679 FAX (619) 581-4964

                            PRICE ENTERPRISES, INC.
                            ANNOUNCES ACQUISITION OF
                             SELF STORAGE FACILITY

SAN DIEGO, California,  June 1/PR Newswire/ -- Price Enterprises,  Inc. (Nasdaq:
PREN) announced today the acquisition of a 1,550 unit self storage facility located in San Diego with approximately 242,000 gross square feet. The purchase price was $17.75 million including and $8.9 million existing mortgage which was assumed.

The acquisition will enhance the Company's presence in the Southern California self storage industry consistent with its strategy to selectively expand its successful self storage operations on a limited basis. This acquisition will take advantage of the Company's existing storage management personnel and infrastructure in San Diego.

The acquisition is expected to contribute approximately $1.0 million annually to net operating income after debt service on the mortgage assumed in the transaction. The acquisition will also include additional potential development opportunities on adjacent land included in the purchase.

Price Enterprises, Inc. is operating as a real estate investment trust whose principal business is to acquire, develop, operate, manage and lease real property. The Company's current real estate portfolio consists of 29 commercial properties located primarily in the West and Northeast and which are principally leased to major retail tenants.

This press release contains forward-looking statements that are subject to risks and uncertainties that might cause actual results to differ from those foreseen, including the competition for acquisition of real estate, and the Company's dependence on rental income from real property as well as the other risks detailed in the Company's SEC reports, including the report on Form 10-K filed on March 27, 1998.

-0- CONTACT: Gary W. Nielson, Executive Vice President and Chief Financial Officer, 619-581-5430/